Exhibit 99.1

PURE Bioscience to Raise $3 Million in Registered Direct Financing

SAN DIEGO, California, September 1, 2009 – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced that it has received commitments from institutional investors to purchase $3 million of securities in a registered direct offering. PURE expects to sell 1,818,182 newly issued shares of its common stock and warrants to purchase up to 727,272 shares of its common stock. The shares of common stock will be sold at a per share price of $1.65 per share and investors will receive warrants to purchase 0.40 shares of common stock at an exercise price of $2.10 per share for each share of common stock they purchase in the offering. The warrants are exercisable six months after the date of issuance, and will expire five years from the date of issuance. After fees and expenses, the net proceeds to PURE are expected to be approximately $2.75 million. The net proceeds from the offering will be used for working capital. The offering is expected to be consummated by September 4, 2009, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM — News), acted as the exclusive placement agent for the transaction.

The common stock and warrants described above are being offered by PURE only by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from PURE by contacting it at PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020, Attention: Investor Relations. A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 8, 2009.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About PURE Bioscience
PURE Bioscience develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and are included on the list published by the U.S. Environmental Protection Agency (EPA) of antimicrobial products effective against the 2009 H1N1 flu strain based on their effectiveness against other influenza A virus strains. PURE’s proprietary high efficacy/low toxicity silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience:

Investor Contact:
Terri MacInnis, Dir. of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com

Rodman & Renshaw Capital Group, Inc.:

Contact:
info@rodm.com
Rodman & Renshaw, LLC
1251 Avenue of the Americas
New York, NY 10020
(212) 356-0530
www.rodm.com